Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

CHESAPEAKE LODGING TRUST OBTAINS $225.0 MILLION UNSECURED TERM LOAN

ARLINGTON, VA, April 25, 2017 – Chesapeake Lodging Trust (NYSE:CHSP), a lodging real estate investment trust (REIT), announced today that it has closed on a five-year, $225.0 million unsecured term loan. The term loan was led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and PNC Bank, N.A., as documentation agent.
The term loan provides for the possibility of future increases, up to a maximum amount borrowed of $375.0 million, in accordance with the terms of the term loan agreement. The loan bears interest equal to LIBOR, plus 1.45% - 2.20% (the spread over LIBOR based on the Trust’s consolidated leverage ratio). Contemporaneous with the closing of the unsecured term loan, the Trust entered into an interest rate swap to fix LIBOR at 1.86% for the five-year term. As of April 25, 2017, the effective interest rate on the unsecured term loan was 3.31%. Proceeds from the term loan were used to repay outstanding borrowings under the revolving credit facility. The term loan agreement contains the same financial covenants as those contained in the Trust's revolving credit facility.
“We are pleased to take advantage of the historically low interest rate environment and extend the weighted-average maturity of our debt to 5.9 years,” said Douglas W. Vicari, Chesapeake Lodging Trust’s Executive Vice President and Chief Financial Officer. “Furthermore, we now have full borrowing availability of $300.0 million under our revolving credit facility which provides us flexibility and capacity to take advantage of shareholder value creation opportunities as they arise.”
ABOUT CHESAPEAKE LODGING TRUST
Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 22 hotels with an aggregate of 6,694 rooms in nine states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.